Exhibit 23.4

Rex D. Morris

Consultant Reservoir Engineer

600 Leopard, Suite 1314

Corpus Christi, Texas 78401-0439

Office: (361) 232-4323

Fax: (888) 675—1695

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

I hereby consent to the reference to myself as petroleum engineer and to the use and reference of my report, delivered to ZaZa Energy Corporation (the “Company”) on March 14, 2012 and containing my opinion as to the proved, probable and possible reserves attributable to certain assets owned by ZaZa Energy, LLC, a subsidiary of the Company, as of January 1, 2012 (the “Reserves Report”), to the incorporation by reference therein Registration Statement (Form S-1) for the registration of 27,226,223 shares of common stock of ZaZa Energy Corporation.

Your sincerely,

/s/ Rex. D. Morris
Rex D. Morris
Consultant Reservoir Engineer

Corpus Christi, Texas

April 1, 2013